Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Names
Danny Prosky Executive Vice President of Acquisitions

SANTA ANA, Calif. (April 10, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the promotion of Danny Prosky to Executive Vice President of Acquisitions. Prosky had served as Vice President of Acquisitions since the inception of the REIT’s initial public offering in September 2006.

Prosky is responsible for the acquisition, management and potential disposition of healthcare-related real estate assets for Grubb & Ellis Healthcare REIT. He has played a key role in building the existing portfolio of the REIT, which has acquired 27 geographically diverse properties for a total of $513 million as of April 4, 2008.

“Danny Prosky is a talented real estate professional with tremendous depth of experience and long-standing relationships in the healthcare sector that have helped us build a diverse portfolio of healthcare-related properties,” said Grubb & Ellis Healthcare REIT Chief Executive Officer Scott D. Peters. “His expertise has allowed us to establish the REIT as an attractive investment option for thousands of individual investors and tens of thousands of registered representatives. As our equity raise continues to accelerate, Grubb & Ellis Healthcare REIT will rely even more heavily upon Danny as we rapidly expand our presence and acquire investment-grade healthcare properties throughout the United States.”

Throughout his 16-year career, Prosky has been responsible for the acquisition of more than 10 million square feet of healthcare-related real estate. In 2007, Prosky was named co-chair of the Medical Office Building and Healthcare Facilities Conference Planning Committee of the Building Owners and Managers Association (BOMA) International. He had previously served as vice chair of the committee since 2005.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has sold approximately 26.8 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $268 million as of March 31, 2008.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year.  For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the attractiveness of Grubb & Ellis Healthcare REIT as an investment option, the growth of Grubb & Ellis Healthcare REIT’s property portfolio and equity raise, and Grubb & Ellis Healthcare REIT’s presence throughout the United States. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy and demand for healthcare-related services in the United States; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.